Exhibit 10.55

Deltek Systems, Inc.

13880 Dulles Corner Lane

Herndon, Virginia 20171

July 22, 2005

Albert A. Notini

President and Chief Operating Officer

Sonus Networks, Inc.

250 Apollo Drive

Chelmsford, MA 01824

Dear Bert:

I am pleased to formally invite you to join the Board of Directors of Deltek Systems, Inc. I am very excited about the company’s future and equally excited at the prospect of your joining the Board. I am confident that you will be a very valuable addition to our efforts to develop Deltek.

As a member of the Board, you will be expected to attend and actively participate in the meetings of the Board (either in person or telephonically). In addition, you will serve as Chairman of the Audit Committee, and in that capacity you and the other members of the Audit Committee will oversee the accounting and financial reporting processes of the company. I expect that the Board will hold up to four meetings per year and the Audit Committee will hold meetings as necessary to conduct its business.

The compensation package for Board members consists of the following:

•

an annual retainer of $20,000, payable at your election in cash or common stock (subject to execution of a shareholder’s agreement) within 30 days following the date of your first Board meeting and thereafter on each anniversary of the date of that meeting;

•	an additional annual cash retainer of $5,000 for your service as Chairman of the Audit Committee;

•	a fee of $2,000 for each Board meeting you attend starting with the fourth meeting after the first meeting you attend;

•	options to purchase $100,000 of the company’s common stock with an exercise price of $36.10 and vesting in annual installments of 25% over four years;

•

the opportunity to purchase $150,000 of the company’s common stock at a per share purchase price of $36.10 (subject to execution of a shareholder’s agreement) within 120 days after the date of your appointment; and

•	reimbursement of business expenses incurred in connection with your Board service.

Bert, you will be a valuable addition to our team, and we look forward to working with you.

Very truly yours,

DELTEK SYSTEMS, INC.

/s/ Alok Singh
By:	Alok Singh
Its:	Vice President, Assistant Secretary and Assistant Treasurer